April 9, 2010	27346.00048

Forum Funds
Three Canal Plaza
Portland, Maine 04101

Professionally Managed Portfolios
615 East Michigan Street
Milwaukee, Wisconsin 53202

Re:	Reorganizations of Brown Advisory Funds, series of Forum Funds, into Brown Advisory Funds, series of Professionally Managed Portfolios

Ladies and Gentlemen:

We have acted as counsel to Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), with respect to its Brown Advisory Funds segregated portfolios of assets (“series”), (each an “Acquiring Fund”), in connection with the reorganizations of Brown Advisory Funds (each an “Acquired Fund”), each a series of Forum Funds, a Delaware statutory trust (“Forum”), in accordance with an Agreement and Plan of Reorganization (the “Plan”) dated as of March 23, 2010.  Pursuant to the Plan, each reorganization will consist of (1) the transfer of all of the assets of an Acquired Fund to the Acquiring Fund listed on Schedule A opposite its name (“corresponding” Funds) in exchange solely for (i) shares of beneficial interest, no par value per share (“shares”), in that Acquiring Fund, as set forth on Schedule A, and (ii) the assumption by that Acquiring Fund of all liabilities of that Acquired Fund, (2) the distribution, after the Closing Date (as defined in paragraph 3.1 of the Plan), of those shares to the shareholders of that Acquired Fund in exchange for their shares therein and in complete liquidation thereof,  and (3) the termination of that Acquired Fund, all upon the terms and conditions set forth in the Plan (all the foregoing transactions involving each Acquired Fund and its corresponding Acquiring Fund being referred to herein collectively as a “Reorganization”).

April 9, 2010

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Trust in connection with the Reorganizations.  For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement;

(c)
such other instruments and documents related to the formation, organization and operation of the Acquired Funds and the Acquiring Funds and related to the consummation of the Reorganizations and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	the certificates attached to this opinion as Exhibit A.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.
That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganizations) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.
That all representations, warranties and statements made or agreed to by Forum and the Trust, and their respective management, employees, officers, and directors, in the Plan and the Registration Statement (including the exhibits) and the certificates attached as Exhibit A are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes with respect to each Reorganization and the Funds participating therein and their respective shareholders:

April 9, 2010

The Acquired Fund’s transfer of all of its Assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund, followed by the Acquired Fund’s distribution of Acquiring Fund Shares to the Acquired Fund’s shareholders of record determined as of the Effective Time (each an “Acquired Fund Shareholder”) as part of the liquidation of the Acquired Fund, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code.  The Acquired Fund and the Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of shares of the Acquired Fund for the Acquiring Fund Shares (Sections 354(a) and 368(a)(1)(F) of the Code);

The Acquired Fund will not recognize gain or loss (i) upon the transfer of all of its Assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Acquired Fund’s Liabilities, or (ii) upon the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders (Sections 361 and 357(a) of the Code);

The Acquiring Fund will not recognize gain or loss upon its receipt of all of the Acquired Fund’s Assets and Liabilities solely in exchange for Acquiring Fund Shares (Section 1032(a) of the Code);

The tax basis of the Acquiring Fund Shares received by each Acquired Fund Shareholder will be the same as the shareholder’s tax basis in the shares of the Acquired Fund surrendered in exchange therefor (Section 358(a)(1) of the Code);

The holding period of the Acquiring Fund Shares received in exchange for Acquired Fund shares by each Acquired Fund Shareholder will include the period that the shareholder of the Acquired Fund held the Acquired Fund shares surrendered in exchange therefor, provided that such Acquired Fund shares are held by the shareholder as capital assets on the date of the exchange (Section 1223(1) of the Code);

The tax basis of the Acquired Fund’s Assets in the hands of the Acquiring Fund will be the same as the tax basis of such Assets to the Acquired Fund immediately prior to the transaction (Section 362(b) of the Code);

April 9, 2010

The holding period of the Assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those Assets were held by the Acquired Fund (Section 1223(2) of the Code); and

The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Code Section 381(c), subject to any applicable conditions and limitations specified in Code Sections 381, 382, 383, and 384 and the regulations under the Code.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganizations.  In addition, no opinion is expressed as to any federal income tax consequence of the Reorganizations except as specifically set forth herein, and this opinion may be relied upon with respect to the consequences specifically discussed herein only by the Acquiring Funds and their shareholders and the Acquired Funds and their shareholders, and not by any other person or entity.

This opinion addresses only the general tax consequences of the Reorganizations expressly described above and does not address any tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganizations as described in the Plan, or as to any other transaction whatsoever including the Reorganizations if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof.  To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion represents only our best judgment as to the federal income tax consequences of the Reorganizations and is not binding on the Internal Revenue Service or the courts.  The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

April 9, 2010

Chapter 644 of the Laws of New York, 2008, amended Article 5, Title 15 of the New York General Obligations Law, Sections 5-1501 et seq. (the “Power of Attorney Law”), effective September 1, 2009.   As amended, the Power of Attorney Law, among other things, specifies the requirements for the effectiveness of powers of attorney executed by individuals in the State of New York, and further provides that the execution of a power of attorney by a principal revokes all prior powers of attorney executed by such principal.  Accordingly, we express no opinion as to the effect of the Power of Attorney Law on any of the opinions expressed herein, or as to the Power of Attorney Law’s applicability to, or effect on, any documents referenced herein or related to the Reorganizations or the transactions contemplated thereby.

This opinion has been delivered to you pursuant to section 8.5 of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent.  We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/PAUL, HASTINGS, JANOFSKY & WALKER LLP

April 9, 2010

Schedule A

Shareholders of each share class of a Target Fund will receive shares of the corresponding share class of the corresponding Acquiring Fund, as follows:

Forum Fund (Target Fund) (Class)	To be Reorganized into	PMP Fund (Acquiring Fund) (Class)
Brown Advisory Growth Equity Fund Institutional Shares (BIAGX) A Shares (BAGAX)	è	Brown Advisory Growth Equity Fund (new) Institutional Shares (BIAGX) A Shares (BAGAX)
Brown Advisory Value Equity Fund Institutional Shares (BIAVX) A Shares (BAVAX)	è	Brown Advisory Value Equity Fund (new) Institutional Shares (BIAVX) A Shares (BAVAX)
Brown Advisory Flexible Value Fund Institutional Shares (BIAFX) A Shares (BAFVX)	è	Brown Advisory Flexible Value Fund (new) Institutional Shares (BIAFX) A Shares (BAFVX)
Brown Advisory Small-Cap Growth Fund Institutional Shares (BIASX) A Shares (BASAX) D Shares (BIAAX)	è	Brown Advisory Small-Cap Growth Fund (new) Institutional Shares (BIASX) A Shares (BASAX) D Shares (BIAAX)
Brown Cardinal Small Companies Fund Institutional Shares (BIACX) A Shares (BASVX)	è	Brown Cardinal Small Companies Fund (new) Institutional Shares (BIACX) A Shares (BASVX)
Brown Advisory Small-Cap Fundamental Value Fund Institutional Shares (BIAUX) A Shares	è	Brown Advisory Small-Cap Fundamental Value Fund (new) Institutional Shares (BIAUX) A Shares
Brown Advisory Opportunity Fund Institutional Shares (BIAOX) A Shares	è	Brown Advisory Opportunity Fund (new) Institutional Shares (BIAOX) A Shares
Brown Advisory Core International Fund Institutional Shares (BIANX)	è	Brown Advisory Core International Fund (new) Institutional Shares (BIANX)
Brown Advisory Maryland Bond Fund Institutional Shares (BIAMX)	è	Brown Advisory Maryland Bond Fund (new) Institutional Shares (BIAMX)
Brown Advisory Intermediate Income Fund Institutional Shares (BIAIX) A Shares (BIATX)	è	Brown Advisory Intermediate Income Fund (new) Institutional Shares (BIAIX) A Shares (BIATX)